Exhibit 8.1

Sullivan & Cromwell LLP
125 Broad Street

New York, NY 10004

July 28, 2005

Vornado Realty Trust,

888 Seventh Avenue,

New York, New York 10019.

Dear Sirs:

We have acted as your counsel in connection with the registration of 3,972,583 common shares of beneficial interest, par value $0.04 per share, of Vornado Realty Trust (“Vornado”) on a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, filed by Vornado with the Securities and Exchange Commission of the United States (the “Registration Statement”)

In rendering this opinion, we have reviewed such documents as we have considered necessary or appropriate.  In addition, in rendering this opinion, we have relied (i) as to certain factual matters upon the statements and representations contained in the certificates provided to us by Vornado, Two Penn Plaza REIT, Inc. (“Two Penn”) and Americold Realty Trust (“Americold”), each dated July 28, 2005 (the “Vornado Certificates”), (ii) without independent investigation, as to certain factual matters upon the statements and representations contained in the certificate provided to us by Alexander’s, Inc. (“Alexander’s”), dated July 28, 2005 (together with the Vornado Certificates, the “Certificates”) and (iii) without independent investigation, upon the opinion of

Shearman & Sterling LLP, dated July 28, 2005, concerning the qualification of Alexander’s as a real estate investment trust (a “REIT”) for federal income tax purposes for each taxable year commencing with its taxable year ending December 31, 1995 (the “Shearman & Sterling Opinion”).  We understand that, in providing the Certificates, Vornado and Two Penn are relying upon certificates, dated July 28, 2005, provided to them by David R. Greenbaum.

In rendering this opinion, we have also assumed, with your approval, that (i) the statements and representations made in the Certificates are true and correct, (ii) the Certificates have been executed by appropriate and authorized officers of Vornado, Two Penn, Americold and Alexander’s and (iii) the assumptions and conditions underlying the Shearman & Sterling Opinion are true and correct.

Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby confirm our opinion that commencing with its taxable year ending December 31, 1993, Vornado has been organized in conformity with the requirements for qualification as a REIT under the Code, its manner of operations has enabled it to satisfy the requirements for qualification as a REIT for taxable years ending on or prior to the date hereof and its proposed method of operations will enable it to satisfy the current requirements for qualification and taxation as a REIT for subsequent taxable years.  This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

Vornado’s qualification as a REIT will depend upon the continuing satisfaction by Vornado and, given Vornado’s current ownership interests in Alexander’s, Americold and Two Penn, by each of Alexander’s, Americold and Two Penn, of the requirements of the Code relating to qualification for REIT status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping.  We do not undertake to monitor whether any of Vornado, Alexander’s, Americold or Two Penn actually has satisfied or will satisfy the various REIT qualification tests.

We hereby consent to the reference to us in the Registration Statement under the caption “Federal Income Tax Considerations”.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP